Exhibit 3.3

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
HARDINGE INC.

Pursuant to Section 805 of the Business Corporation Law

It is hereby certified that:

FIRST: The name of the corporation is: Hardinge Inc. (hereinafter called the “Corporation”). The name under which the Corporation was formed is: Hardinge Brothers, Inc.

SECOND: The Certificate of Consolidation, pursuant to Section 86 of the New York Stock Corporation Law, was filed by the Department of State of the State of New York on December 24, 1937. A Restated Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on May 19, 1987. A Certificate of Amendment of the Certificate of Incorporation of the Corporation was filed by Department of State of the State of New York on each of June 21, 1988 and May 19, 1995. A Restated Certificate of Incorporation of the Corporation was filed by the Department of State of the State of New York on May 24, 1995. A Certificate of Amendment of the Certificate of Incorporation was filed by Department of State of the State of New York on February 19, 2010.

THIRD: This Certificate of Amendment (1) eliminates the existing Article 7 of the Certificate of Incorporation which, among other things, addresses matters concerning the classified structure of the Board of Directors and (2) establishes a new Article 7 of the Certificate of Incorporation which, among other things, eliminates the classified structure of the Board of Directors.

FOURTH: To effect the foregoing, Article 7 of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

7.    Subject to the other provisions of this Certificate of Incorporation, the business of the Corporation shall be managed under the direction of the Board of Directors. The number of Directors constituting the Board of Directors shall be nine subject to increase or decrease from time to time as provided in the by-laws of the Corporation. Amendments of the by-laws by the shareholders shall require the affirmative vote of at least 75% of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting as a single class. Each Director elected by shareholders at or after the 2017 annual meeting of shareholders shall hold office until the next annual meeting of shareholders and until his or her successor has been elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office; provided, however, each Director elected by shareholders prior to the 2017 annual meeting of shareholders shall serve the term for which he or she was elected. Any and all vacancies in the Board of Directors, however occurring, including without limitation, by reason of any increase in size in the Board of Directors, or death, resignation, disqualification or removal of a Director, shall be filled solely by the election via an affirmative vote of a majority of the remaining Directors

Exhibit 3.3

then in office, even if less than a quorum of the Board of Directors. Any director so elected shall serve until the next shareholder meeting held for the election of directors and until his or her successor has been elected and qualified. Any Director or the entire Board of Directors may be removed from office, only for cause, and only by the affirmative vote of the holders of at least 75% of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting as a single class.

FIFTH: This amendment to the Certificate of Incorporation was authorized by a unanimous vote of the full Board of Directors at a meeting duly called and held on February 27, 2017, a quorum being present, followed by the vote of the holders of a majority of all outstanding shares of the Corporation entitled to vote thereon at the Annual Meeting of Shareholders of the Corporation that was duly called and held on May 3, 2017, a quorum being present.

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Exhibit 3.3

IN WITNESS WHEREOF, we have executed this Certificate of Amendment of the Certificate of Incorporation of the Corporation on the 3rd day of May, 2017.

/s/ Richard L. Simons
Richard L. Simons
President and Chief Executive Officer

/s/ Douglas J. Malone
Douglas J. Malone
Vice President and Chief Financial Officer